EXHIBIT 11

         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                          SHARES
                                                                          ------

Basic Shares outstanding at June 30, 1999                              1,947,570
                                                                       ---------

         NET PROFIT AFTER TAX               $ 1,839,106   =   $ .94 per share
         --------------------               -----------
         Basic Shares outstanding             1,947,570

Diluted Shares outstanding at June 30, 1999                            2,037,004
                                                                       ---------

         NET PROFIT AFTER TAX               $ 1,839,106   =   $ .90 per share
         --------------------               -----------
         Diluted Shares outstanding           2,037,004